Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-126440, 333-122458, 333-109136, 333-88457 and 333-88473 on Form S-8 and Nos. 333-102942 and 333-108541 on Form S-3 of Community Bancorp Inc. of our report dated March 13, 2006 relating to the financial statements of Community Bancorp, Inc and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Community Bancorp, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
March 13, 2006